Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Achieve Life Sciences Technologies Inc., incorporated under the federal laws of Canada

Achieve Life Science Inc., a Delaware Corporation

Extab Corporation, a Delaware Corporation

Achieve Pharma UK Limited, a Limited Company in the United Kingdom